[SBG LOGO] The Security Benefit
           Group of Companies
--------------------------------------------------------------------------------

May 30, 2002

SBL Fund
One Security Benefit Place
Topeka, KS 66636

Subj:    SBL Fund, Series D

Dear Sir or Madam:

As counsel to Security Management Company, LLC, SBL Fund's investment manager, I am familiar with the business  operations,  practices and procedures of SBL Fund
(the  "Company").  In connection  with the  acquisition of Series M (the "Global
Total  Return  Fund") of the Company by Series D (the  "Global  Fund"),  another
Series of the Company,  the Company will issue shares of its common stock.  Such
shares  will  be  registered  on  a  Form  N-14   registration   statement  (the
"Registration  Statement")  to be filed by the Company with the  Securities  and
Exchange Commission.

I have  examined  various  corporate  records of the  Company  as I have  deemed necessary to give this opinion. On the basis of the foregoing,  it is my opinion that the  shares of  common  stock of the  Company  being  registered  under the
Securities Act of 1933 in the  Registration  Statement have been duly authorized and will be legally and validly issued,  fully paid, and  non-assessable  by the
Company upon  transfer of the assets of Global Total Return Fund pursuant to the terms of the Plan of Reorganization included in the Registration Statement.

I hereby consent to the filing of this opinion as an exhibit to the Registration
Statement.

Sincerely,

AMY J. LEE

Amy J. Lee

   One Security Benefit Place * Topeka, Kansas 66636-0001 * (785) 438-3000 *
                             www.securitybenefit.com